SECURITIES AND EXCHANGE COMMISSION

                           Washington, D. C.  20549

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

                       Date of Report:  January 20, 1998



                               SLH Corporation
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            (Exact name of registrant as specified in its charter)

        Kansas                   0-21911                   43-1764632
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     (State of other     (Commission File Number)        (IRS Employer
     jurisdiction of                                    Identification
     incorporation)                                         Number)


     5000 W. 95th Street,   Suite 260
     P. O. Box 7568
     Shawnee Mission, KS                                      66207
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     (Address of principal executive offices)              (Zip code)


                               (913)  652-1000
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            (Registrant's telephone number, including area code)


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(Registrant's former name or former address, if changed since last report)



Item 5.  Other Events

On January 20, 1998, the Registrant issued the following news release:

"SHAWNEE MISSION, KS - SLH Corporation (SLH) announced today that the SLH Board of Directors has declared a two for one split of the Company's shares of Common Stock on February 9, 1998. As a result of the split, which is being effected as a stock dividend, each stockholder of record on February 2, 1998, will receive one additional share of Common Stock for each share of Common Stock held of record on that date.

Certificates for the additional shares will be mailed to stockholders on February 9, 1998. Stockholders should retain their existing stock certificates. These certificates should not be sent to the Company since they will continue to evidence the number of shares of Common Stock now stated on the certificate.

Preferred Stock purchase rights that were issued to holders of Common Stock under a Stockholders' Rights Agreement in 1997 have also been adjusted by the Split. Under that agreement, the right of a stockholder, under certain circumstances, to purchase one one-hundredth of a share of Preferred Stock for each share of Common Stock will be adjusted as a result of the split and a prior stock split to permit the purchase of one sixth of one one-hundredth of a share of Preferred Stock for each share of Common Stock outstanding immediately after the split."





                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized officer.


                                           SLH Corporation



Date:  January 27, 1998                    By: /s/ Steven K. Fitzwater
                                               ---------------------------
                                               Steven K. Fitzwater
                                               Vice President, Chief Financial
                                               and Accounting Officer and
                                               Secretary